Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2021 relating to the financial statements of PPL Corporation and the effectiveness of PPL Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 19, 2021